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                                                                    EXHIBIT 9(Q)

                  AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT


         This Amendment No. 4, dated as of the 7th day of December, 1993, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and Concord Holding Corporation, a Delaware corporation ("Concord").

         WHEREAS, the Company and Concord have entered into an Administration Agreement dated as of November 13, 1989, as amended (the "Administration Agreement"), pursuant to which the Company retained Concord as its Administrator to provide administrative services for the Aggressive Growth Fund, Capital Income Fund, U.S. Government Securities Fund and California Tax-Exempt Bond Fund; and

         WHEREAS, the Company has notified Concord that it has or intends to establish a Blue Chip Fund, Flexible Bond Fund, Asset Allocation Fund, National Municipal Bond Fund, Utilities Fund, Growth and Income Fund, Corporate Bond Fund, Short-Term Government Fund, International Bond and International Equity Fund and that it desires to retain Concord to act as the Administrator therefor, and Concord has notified the Company that it is willing to serve as the Administrator for the Blue Chip Fund, Flexible Bond Fund, Asset Allocation Fund, National Municipal Bond Fund, Utilities Fund, Growth and Income Fund, Corporate Bond Fund, Short-Term Government Fund, International Bond Fund and International Equity Fund (the "Funds");

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Concord as Administrator of the Funds for the period and on the terms set forth in the Administration Agreement. Concord hereby accepts such appointment and agrees to perform the services and duties set forth in the Administration Agreement, for the compensation herein provided.

         2.      COMPENSATION.    For the services provided and the expenses
assumed as Administrator pursuant to the Administration Agreement with respect to the Funds, the Company will pay Concord a fee, computed daily and paid monthly, at the annual rate of .15% of the Blue Chip, Flexible Bond, Asset Allocation, National Municipal Bond, Utilities, Growth and Income, Corporate Bond, International Equity and International Bond Fund's average daily net assets. With respect to the Short-Term Government Fund, the Company will pay Concord a fee, computed daily and paid monthly, at the annual rate of .05% of that Fund's average daily net assets. Such fee as is attributable to each Fund will be a
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separate charge to each such Fund and will be the several (and not the joint and several) obligation of each such Fund.

         The parties understand that each Fund will seek to achieve its investment objective by investing all of its assets in an open-end management investment company (a "Portfolio") having the same investment objective as that of the Fund, and that Concord will receive administration fees from the Portfolios. If in any fiscal year the aggregate of the (i) pro rata share of the total expenses of a Portfolio that are borne by a Fund (as such expenses are defined under the securities regulations of any state having jurisdiction over such Fund), plus (ii) the expenses borne by such Fund in connection with such Fund's own operations as a registered investment company (as defined under such regulations), exceed the expense limitations of any such state, Concord will reimburse the Fund for a portion of such excess expenses equal to such excess times the ratio of (a) the sum of the administration fees otherwise payable with respect to such Fund and Portfolio to Concord hereunder and under Concord's administration agreement with the Portfolio (the "Portfolio Administration Agreement"), to (b) the aggregate of such administration fees otherwise payable with respect to such Fund and Portfolio to Concord plus the advisory fees otherwise payable by the Portfolio under its investment advisory agreement with The Bank of America N.T.S.A. The obligation of Concord to reimburse any Fund hereunder is limited in any fiscal year to the amount of its fees hereunder and under the Portfolio Administration Agreement for such fiscal year with respect to such Fund and the Portfolio in which the Fund's assets are invested; provided, however, that notwithstanding the foregoing, Concord will reimburse any Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated and accrued daily and paid on a monthly basis.

         3.      MISCELLANEOUS.     For purposes of the appointment under this
Amendment No. 4 with respect to the Funds, (a) the reference to "The Bank of New York" in Part I, Sections 2(A), 2(J) and 2(M) of the Administration Agreement shall be changed to "PNC Bank, National Association and Supervised Service Company, Inc." and (b) the reference to "The Bank of New York" in Part I, Section 3, shall be changed to "PFPC, Inc." Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.





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         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date and year first above written.


                          PACIFIC HORIZON FUNDS, INC.


                          By:/s/ Thomas M. Collins
                             ------------------------
                             President


                          CONCORD HOLDING CORPORATION


                           By:/s/ Richard Stiewalt
                              -----------------------
                              Chief Executive Officer





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